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                                                                    Exhibit 2(b)


                               AMENDMENT NO. 1 TO
                            STOCK PURCHASE AGREEMENT


            AMENDMENT NO. 1 made as of May 19, 1999 ("Amendment No. 1"), by and among NovaCare, Inc., a Delaware corporation ("Parent"), NC Resources, Inc., a Delaware corporation (the "Seller"), Hanger Orthopedic Group, Inc., a Delaware corporation ("Hanger"), and HPO Acquisition Corp., a Delaware corporation (the "Purchaser"), to the Stock Purchase Agreement, dated as of April 2, 1999, by and among the Parent, the Seller, Hanger and the Purchaser (the "Stock Purchase Agreement").

                              W I T N E S S E T H:


            WHEREAS, the parties hereto have entered into the Stock Purchase Agreement pursuant to which, among other things, the Seller shall sell to the Purchaser, and the Purchaser shall acquire from the Seller, all of the issued and outstanding shares of common stock, $.01 par value per share, of NovaCare Orthotics and Prosthetics, Inc., a Delaware corporation (the "Company"); and

            WHEREAS, the parties hereto desire to amend the Stock Purchase Agreement as hereinafter set forth.

            NOW THEREFORE, in consideration of the premises and the mutual agreements hereinafter set forth, the parties hereto, intending to be legally bound, hereby agree as follows:

            1. Defined Terms. All capitalized terms used but not otherwise defined herein shall have the respective meanings ascribed thereto in the Stock Purchase Agreement.

            2. Amendments to Stock Purchase Agreement.

            (a) Section 1.02(a) of the Stock Purchase Agreement is hereby amended by deleting Section 1.02(a) thereof in its entirety and substituting therefor the following:

                  "(a) Purchase Price and Payment. The Purchaser agrees to
            provide the Seller with an aggregate value of Four Hundred Forty-Five Million Dollars ($445,000,000.00) ("Purchase Price") for the Shares by: (i) the assumption of the promissory notes payable by the Company to the sellers of acquired businesses in a principal amount not to exceed the amount (the "Relevant Amount") set forth on
            Schedule 1.02(a)(1) hereto with respect to the relevant Closing Date (the "Acquired-company Notes") as specifically listed on Schedule 1.02(a)(2) hereto; (ii) the escrow of Ten Million Dollars ($10,000,000.00) (the "Escrowed Funds") until the determination of
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            any Purchase Price adjustments as provided in Section 1.02(b)
            hereof; (iii) the assumption of the liability of the Parent with respect to the severance amounts calculated as set forth on Schedule 1.02(a)(3); and (iv) the payment of the balance of the Purchase Price in cash by wire transfer or delivery of other immediately available funds at the Closing."


            (b) Section 4.01 of the Stock Purchase Agreement is hereby amended by deleting Section 4.01 in its entirety and substituting therefor the following paragraph:

                  "4.01 Time and Place of the Closing. The closing of the
            purchase and sale of the Shares as set forth herein (herein referred to as the "Closing") shall be held at the offices of Haythe & Curley, 237 Park Avenue, New York, New York 10017 at 10:00 a.m., local time, on July 1, 1999, or such other time, place and date as the Purchaser and the Seller may agree (such date upon which the Closing occurs is herein referred to as the "Closing Date") and, for accounting purposes, the Closing shall be effective as of a mutually agreeable date."

            (c) Schedule 1.02(a)(2) to the Stock Purchase Agreement is hereby amended by deleting Schedule 1.02(a)(2) thereof in its entirety and substituting therefor a new Schedule 1.02(a)(2) in the form attached to this Amendment No. 1.


            3. Miscellaneous.

            (a) The parties hereto further agree that all notices, requests or instructions under this Amendment No. 1 or any other agreement made between the parties hereto in connection with the Stock Purchase Agreement shall be in writing and delivered personally, sent by telecopy or sent by registered or certified mail, postage prepaid, return receipt requested, or by FedEx or other recognized overnight courier, to the address set forth in Section 11.01 of the Stock Purchase Agreement.

            (b) Except as specifically amended herein, the Stock Purchase Agreement shall remain in full force and effect in accordance with its terms.

            (c) This Amendment No. 1 shall be binding upon the parties hereto and their respective successors and assigns.

            (d) This Amendment No. 1 may be executed in counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same instrument.

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            IN WITNESS WHEREOF, the parties hereto have caused this Amendment
No. 1 to be duly executed on the date first above written.

                               NC RESOURCES, INC.



                              By:   /s/ Michael K. Fox
                                 ------------------------------------
                                 Name:  Michael K. Fox
                                 Title: President


                              NOVACARE, INC.



                              By:   /s/ Robert E. Healy, Jr.
                                 ------------------------------------
                                 Name:  Robert E. Healy, Jr.
                                 Title: Senior Vice President of Finance
                                        & Administration and Chief  Financial
                                        Officer


                              HANGER ORTHOPEDIC GROUP, INC.



                              By:   /s/ Ivan R. Sabel
                                 ------------------------------------
                                 Name:  Ivan R. Sabel
                                 Title: Chief Executive Officer


                              HPO ACQUISITION CORP.



                              By:   /s/ Ivan R. Sabel
                                 ------------------------------------
                                 Name:  Ivan R. Sabel
                                 Title: Chief Executive Officer